Cohen
Fund Audit Services

Cohen Fund Audit Services, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenfund.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 28, 2007 on the financial statements of Iron Funds, comprising Iron Market Opportunity Fund and Iron Strategic Fund as of September 30, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Registration Statement on Form N-1A of Unified Series Trust (SEC File No. 811-21237 and 333-100654).

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 28, 2008